POWER OF ATTORNEY
The undersigned hereby appoints Luis A. Rodriguez Gonzalez, Jorge R. De Jesus Medina, Belmary Rivera Alvarez and Nicholas OKeefe as his true and lawful attorneys in fact (each an Attorney in Fact and, collectively, the Attorneys in Fact), each, individually or jointly, with full power of substitution and resubstitution, to have full power and authority to act in his name, place and stead and on the undersigned behalf to:
1) execute and deliver for and on behalf of the undersigned, in the undersigned capacity as one or more of an officer, director, or significant stockholder of EVERTEC, Inc. or any of its subsidiaries (collectively, the Company), reports, schedules, or other filings with respect to the reporting of ownership of or transactions in securities of the Company required to be made under the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules thereunder, including without limitation, Schedules 13D and 13G, Forms 3, 4 and 5 and any amendments, corrections, supplements or other changes thereto (the Required Filings);
2) do and perform any and all acts for and on behalf of the undersigned that such Attorney in Fact (in his or her sole discretion) determines may be necessary or desirable to complete and execute the Required Filings and timely file same with the United States Securities and Exchange Commission and any stock exchange or other authority; and
3) take any other action of any type whatsoever in connection with the foregoing which, in the sole opinion of such Attorney in Fact, may be of benefit to, in the best interest of, or legally required by the undersigned, it being understood that Required Filings executed by such Attorney in Fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such Attorney in Fact may approve in his or her sole discretion.
The undersigned hereby ratifies and confirms all that the Attorneys in Fact shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the Attorneys in Fact, in serving in such capacity at the undersigned request, are not assuming, nor is the Company assuming, (i) any of the undersigned responsibilities to comply with the requirements of the Exchange Act or any liability for the undersigned failure to comply with such requirements, or
(ii) any obligation or liability the undersigned incurs for profit disgorgement under Section 16(b) of the Exchange Act. The undersigned further acknowledges that this Power of Attorney does not relieve the undersigned from responsibility for compliance with the undersigned obligations under the Exchange Act.
This Power of Attorney shall remain in full force and effect until the undersigned is no longer subject to Sections 13 and 16 of the Exchange Act with respect to the undersigned holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the Attorneys in Fact; provided, however that the execution of this Power of Attorney will have the effect of revoking any previous Power of Attorney granted over the same subject matter.
IN WITNESS WHEREOF, I have executed this Power of Attorney in San Juan, Puerto Rico, on this 24th day of July, 2017.

/s/ Thomas W. Swidarski

Print Name: Thomas W. Swidarski